EXHIBIT 3

EXECUTION VERSION

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is entered into as of August 28, 2020, by and between HUNTSMAN INTERNATIONAL LLC, a limited liability company organized under the laws of the State of Delaware (the “Seller”), and SK PRAETORIAN HOLDINGS, LP, an exempted limited partnership organized under the laws of the Cayman Islands (the “Purchaser”). Each of the Seller and the Purchaser is a “Party” and they are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, reference is hereby made to the Share Purchase Agreement by and between the Parties, dated the same date as this Agreement (the “SPA”);

WHEREAS, capitalized terms used in the Agreement and not otherwise defined herein have the meanings specified in the SPA;

WHEREAS, the Parties are entering into this Agreement to set forth the terms on which the Seller is granting to the Purchaser, effective as of and conditioned upon the consummation of the Closing provided for in the SPA, an option (the “Option”) to purchase the Option Shares from HHN, on the terms and subject to the conditions set forth below; and

WHEREAS, the Company is a party to (i) a Term Loan Credit Agreement, dated as of August 8, 2017, by and among, inter alios, the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as it may be amended or otherwise modified, the “Term Loan Agreement”) and (ii) a Revolving Credit Agreement, dated as of August 8, 2017, by and among, inter alios, the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as it may be amended or otherwise modified, the “ABL Credit Agreement,” and together with the Term Loan Agreement, the “Credit Agreements”), and each Credit Agreement provides that the occurrence of a “Change in Control” (as defined therein) constitutes an “Event of Default” thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

OPTION

Section 1.1.          Option Terms.

(a)         Subject to the terms and conditions of this Agreement, effective as of and conditioned upon the consummation of the Closing provided for in the SPA and the payment of the Option Fee referred to below, the Seller hereby grants to the Purchaser an option to purchase from HHN (and if the Purchaser exercises the Option, the Seller shall cause HHN to sell, convey, assign and transfer to the Purchaser) all (but not less than all) of the Option Shares for an amount in cash equal to the result of (i) $2.15 multiplied by (ii) the number of Ordinary Shares underlying the Option Shares (the “Base Option Price”). If the SPA is terminated before the Closing occurs, this Agreement will terminate automatically and shall be of no further force or effect, and the Option will never be exercisable.

(b)         Notwithstanding any other provision of this Agreement, after the Closing (i) the Option nonetheless shall not be exercisable and (ii) the Purchaser shall have no right to acquire any Option Shares nor any beneficial ownership (as defined in any Credit Agreement) in any Option Shares, in each case, at any time that such exercise or the existence of such right or beneficial ownership would result in a default or an “Event of Default” under any Credit Agreement, and, for the avoidance of doubt, the Purchaser shall have no right to exercise voting power with respect to any Option Shares prior to, and the Seller shall retain all voting power with respect to the Option Shares until such time as, the Purchaser’s purchase of the Option Shares is consummated. Subject to the immediately preceding sentence, the Option shall be exercisable at any time prior to 5:00 p.m. New York City time on the date that is 30 months after the Closing Date (the “Expiration Date”). If the Purchaser does not exercise the Option before 5:00 p.m. on the Expiration Date, the Option and this Agreement shall terminate and be of no further force or effect.

(c)          Concurrently with the consummation of the Closing, in consideration of and as a condition to the granting of the Option, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions furnished by the Seller, an option fee of $8,000,000 (the “Option Fee”). The Option Fee is not refundable under any circumstances.

Section 1.2.         Procedure for Exercise. To exercise the Option, the Purchaser shall deliver to the Seller a written notice in the form of Annex A (the “Exercise Notice”).

Section 1.3.         Adjustments. In the event of a declaration of a stock dividend, recapitalization, stock split-up, combination, or exchange, or other similar event that directly affects the Company’s capitalization or its Ordinary Shares, the number of Option Shares to be purchased hereunder shall be appropriately adjusted to become the number and type of securities for which the Option Shares were increased, converted, exchanged or otherwise modified, but the Base Option Price payable on exercise of the Option will remain unchanged.

Section 1.4.          Closing. The closing of the purchase and sale of the Option Shares (the “Second Closing”) shall be held at the New York City offices of Clifford Chance US LLP, at 9:00 a.m. local time, on the later of (a) the tenth Business Day after delivery of the Exercise Notice and (b) the fifth Business Day after all Regulatory Requirements have been obtained, or at such other time and place as the Parties shall agree in writing.

Section 1.5.         Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Second Closing, (a) the Seller shall cause HHN to sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from HHN, all of the Seller’s and HHN’s right, title and interest in and to the Option Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed under applicable securities laws); (b) the Seller shall provide a properly completed and executed  Internal Revenue Service Form W-9; (c) the Seller shall execute and deliver, and shall cause HHN to execute and deliver, to the Purchaser, and the Purchaser shall execute and deliver to the Seller, an instrument (in form and substance reasonably acceptable to the Parties) pursuant to which the Seller shall assign, convey and transfer to the Purchaser all of the Seller’s and HHN’s rights under the Registration Agreement with respect to the Option Shares (including, for the avoidance of doubt, the Ordinary Shares underlying the Option Shares), and the Purchaser shall assume all of the Seller’s and HHN’s obligations under the Registration Agreement with respect to the Option Shares (including, for the avoidance of doubt, the Ordinary Shares underlying the Option Shares); and (d) the Seller shall deliver to the Purchaser (i) evidence that the Ordinary Shares underlying the Option Shares are registered in the Depositary’s name or the name of an affiliate of the Depositary (including GTU Ops Inc.) as record holder on the Company’s transfer agent’s books, (ii) the original depositary receipt certificate(s) evidencing the Seller’s or HHN’s ownership or entitlement to the Option Shares, (iii) a completed Depositary Receipt Transfer Form for the Option Shares, in the form attached as Annex B, executed by Seller, with a Medallion Signature Guarantee stamp, and (iv) an instruction letter to the Depositary regarding the transfer the Option Shares, in the form attached as Annex C, executed by the Company. For the avoidance of doubt, a screenshot in the form attached as Annex D shall be sufficient evidence for purposes of Section 1.5(d)(i).

Section 1.6.          Additional Consideration.

(a)          Within five Business Days after the Sale Date for each Qualifying Sale of Option Shares (or Shares underlying Option Shares), if any, the Purchaser shall pay or cause to be paid to the Seller as additional consideration for the sale of the Option Shares (or Shares underlying Option Shares) subject to such Qualifying Sale, by wire transfer of immediately available funds in accordance with wire transfer instructions furnished by the Seller, the Applicable Additional Payment, if any.

(b)          The Purchaser shall not distribute any of the proceeds from a Qualifying Sale until it has first made the Applicable Additional Payment, if any, required in respect of such Qualifying Sale. The Purchaser shall not enter into any agreement that would reasonably be expected to prohibit, limit or delay the making of any Applicable Additional Payment required hereunder. The Purchaser shall not sell or otherwise transfer any Option Shares (or Shares underlying Option Shares) to an SK Affiliate unless such SK Affiliate first agrees in writing to be bound by the Purchaser’s obligations under this Agreement (including all the Purchaser’s obligations under this Section 1.6).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1.          Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof as follows:

(a)          Each of the Seller and HHN is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)          The Seller has full right, power and authority to enter into this Agreement and the Seller (through its wholly owned subsidiary, HHN) and HHN have the full right, power and authority to sell the Option Shares as contemplated hereby. The execution and delivery by the Seller of this Agreement, the performance of its obligations hereunder, and the consummation by the Seller of the sale of the Option Shares contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Seller, and no other proceedings or approvals on the part of the Seller are necessary to authorize this Agreement or to consummate the sale of the Option Shares contemplated hereby. Prior to the Closing, the sale of the Option Shares by HHN as contemplated hereby will have been duly and validly authorized by all requisite action on the part of HHN. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding at law or in equity).

(c)          The execution and delivery by the Seller of this Agreement and the performance of its obligations hereunder, including the consummation by the Seller and HHN of the sale of the Option Shares contemplated hereby, will not (i) conflict with or result in a breach of any provision of the Organizational Documents of the Seller or HHN, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, of any material contract to which the Seller or HHN is now a party or by which any of the Seller’s or HHN’s material assets are bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Seller or HHN, other than, in the case of clauses (ii) and (iii) above, as would not prevent or materially delay the Seller’s sale of the Option Shares contemplated hereby.

(d)        Except for any actions that may be required in respect of the Regulatory Requirements, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity that has not been obtained or made prior to the date hereof is required to be obtained or made by the Seller or HHN in connection with the execution and delivery of this Agreement.

(e)          The Seller has, through HHN, and HHN has, and at the Second Closing the Seller will cause HHN to, and HHN will, convey and assign to the Purchaser, good and valid title to the Option Shares and the rights thereunder in the underlying Ordinary Shares represented by such depository receipts, free and clear of all Encumbrances (other than restrictions on transfer imposed under applicable securities laws). Neither the Seller, nor HHN, nor any direct or indirect subsidiary of Huntsman Corporation owns any direct or indirect interest in the equity securities or debt securities of the Company, other than the Shares.

(f)          There are no actions, suits or proceedings pending or, to the Seller’s knowledge, threatened in writing against the Seller or HHN at law or in equity, or before or by any Governmental Entity that would prevent or materially delay the Seller’s or HHN’s performance under this Agreement or the consummation by them of the transactions contemplated hereby. Neither the Seller nor HHN is subject to any outstanding judgment, order or decree of any court or Governmental Entity that would prevent or materially delay the Seller’s or HHN’s performance under this Agreement or the consummation by them of the transactions contemplated hereby.

(g)          The representations and warranties contained in this Section 2.1 are the only representations and warranties being made by the Seller and its Affiliates with respect to the Option Shares and the subject matter hereof, and no other representations or warranties, express or implied, are being made or may be relied upon by the Purchaser in connection herewith.

Section 2.2.          Representations and Warranties of the Purchaser. As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Seller as follows:

(a)          The Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)         The Purchaser has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and the performance of its obligations hereunder, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Purchaser, and no other proceedings or approvals on the part of the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

(c)          The execution and delivery by the Purchaser of this Agreement and the performance by it of the transactions contemplated hereby will not (i) conflict with or result in a breach of any provision of the Organizational Documents of the Purchaser, (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, of any material contract to which the Purchaser or any of its Affiliates is now a party or by which any of its or their respective material assets is bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Purchaser or any of its Affiliates, other than, in the case of clauses (ii) and (iii) above, as would not prevent or materially delay the Purchaser’s performance of its obligations hereunder.

(d)         Except for the Regulatory Requirements, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity that has not been obtained or made is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

(e)         The Purchaser has delivered to the Seller a true, correct and complete copy of a duly executed limited guaranty, dated as of the date hereof, from SK Capital Partners V-A, L.P. and SK Capital Partners V-A, L.P. (collectively, the “Sponsors”), pursuant to which the Sponsor has guaranteed the Purchaser’s payment obligations hereunder, subject only to the conditions set forth therein (the “Guaranty”). As of the date of this Agreement, the Guaranty is in full force and effect and is a legal, valid and binding obligation of the Sponsors, subject to applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by the Sponsor of the Guaranty has been duly and validly authorized by all requisite limited partnership action on the part of the Sponsors and their respective general partners, and no other limited partnership proceedings or approvals on the part of either Sponsor are necessary to authorize the execution, delivery and performance by each Sponsor of the Guaranty.

(f)          There are no actions, suits or proceedings pending or, to the Purchaser’s knowledge, threatened in writing against the Purchaser, SK Capital Partners, LP, the Sponsors or any of their respective Affiliates, at law or in equity, or before or by any Governmental Entity, that would prevent or materially delay the Purchaser’s performance under this Agreement or the consummation by it of the transactions contemplated hereby or would prevent or materially delay the Sponsors’ performance of their respective obligations under the Guaranty. None of the Purchaser, SK Capital Partners, LP, the Sponsors or any Affiliate of any of the foregoing is subject to any outstanding judgment, order or decree of any court or Governmental Entity that would prevent or materially delay the Purchaser’s performance under this Agreement or the consummation by it of the transactions contemplated hereby or would prevent or materially delay the Sponsors’ performance of their respective obligations under the Guaranty.

(g)          The Purchaser is acquiring the Option Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(h)          The Purchaser is not a “foreign person” as defined in the CFIUS Regulations at 31 CFR 800.224. It is neither (a) a foreign national, foreign government, or foreign entity, nor (b) an entity over which control is exercised or exercisable by a foreign national, foreign government, or foreign entity under the CFIUS Regulations.

(i)          Notwithstanding anything contained in this Agreement to the contrary, the Purchaser understands and agrees that neither the Seller nor any other Seller Related Party has made, and none of them is making, any representation or warranty whatsoever, express or implied, with respect to the Seller, the Option Shares, the Company, the transactions contemplated hereby or any other matter in connection herewith, except solely for the representations and warranties of the Seller expressly set forth in Section 2.1. The Purchaser acknowledges that in deciding to buy the Option Shares it has conducted its own investigation and analysis regarding the Company and its business, financial condition and prospects, and is relying solely on that investigation and analysis and the representations and warranties of the Seller expressly set forth in Section 2.1. The Purchaser acknowledges that except as set forth in those representations and warranties, neither the Seller nor any other Seller Related Party assumes any responsibility for the accuracy or adequacy of any other information heretofore or hereafter used or relied on by the Purchaser regarding the Option Shares, the Company, the transactions contemplated hereby or any other matter in connection herewith.

ARTICLE III

COVENANTS

Section 3.1.          Best Efforts.

(a)          In anticipation of, and in connection with, any exercise of the Option, the Seller and the Purchaser shall cooperate in identifying all regulatory requirements (including, without limitation, under applicable antitrust and competition Laws) that under applicable Law must be satisfied before the consummation of the purchase and sale of the Option Shares hereunder, including, without limitation, all filings and notifications required to be made, all consents, approvals and clearances required to be obtained and all waiting periods required to have expired or been terminated (the “Regulatory Requirements”). Each Party shall use its best efforts to cause all Regulatory Requirements to be satisfied as promptly as reasonably practicable after the Purchaser delivers the Exercise Notice to the Seller. Without limiting the generality of the foregoing, and to the extent not prohibited by applicable Law, each Party shall furnish to the other Party such information and documents (including relevant market data) as the other Party reasonably may request for the purpose of identifying and satisfying the Regulatory Requirements.

(b)          All filing fees related to satisfying the Regulatory Requirements shall be paid 75% by the Purchaser and 25% by the Seller.

Section 3.2.        Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar taxes (including all applicable real estate transfer or gains taxes and transfer taxes), any penalties, interest and additions to tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be the responsibility of and be timely paid by the Purchaser. The Seller and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

ARTICLE IV

MISCELLANEOUS

Section 4.1.         Assignment; Binding Effect. This Agreement and the rights hereunder may not be assigned by either Party without the prior written consent of the other Party; provided, however, the Purchaser may, at any time and from time to time, assign any of its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates or any other Affiliate of SK Capital Partners, LP, and any such permitted assignee may exercise all of the rights and remedies of the Purchaser hereunder; provided, however, that any such assignment by the Purchaser shall not relieve the Purchaser of any liability or obligation hereunder. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 4.2.         Choice of Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard for any of the conflicts of laws principles thereof that would result in the application of the Laws of any other jurisdiction.

Section 4.3.        Consent to Jurisdiction. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT SITTING IN THE COUNTY OF NEW CASTLE, OR ONLY IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 4.3 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.

Section 4.4.          Service of Process. Any and all process may be served in any action, suit or proceeding arising out of or in respect of this Agreement by complying with the provisions of Section 4.6. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 4.5.          Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 4.6.          Notices. Each notice, request, demand or other communication under or with respect to this Agreement shall be in writing and shall be deemed duly given or made if delivered personally, emailed, or sent by nationally recognized overnight air courier (such as Federal Express) if sent to the intended recipient at the applicable address set forth below (or to such other address as either Party may specify by like notice to the other Party):

(a)	If to the Seller:

Huntsman International LLC
10003 Woodloch Forest Drive
The Woodlands, Texas 77380
	Attention:	David M. Stryker, EVP and General Counsel
	Email:	david_stryker@huntsman.com

with a copy (which does not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention:	John A. Healy
Email:	john.healy@cliffordchance.com

and

(b)	if to the Purchaser:

c/o SK Capital Partners, LP
430 Park Avenue, 18th Floor
New York, NY 10022
	Attention:	Aaron Davenport
	Email:	adavenport@skcapitalpartners.com

with a copy (which does not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654
Attention:	Jeremy S. Liss, P.C. and Matthew S. Arenson, P.C.
Email:	jliss@kirkland.com and matthew.arenson@kirkland.com

Each such notice, request, demand or other communication shall be deemed received on the date of receipt by the recipient if received before 5:00 p.m. local time at the place of receipt on a day that is a Business Day, and otherwise shall be deemed received on the following Business Day.

Section 4.7.          Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

Section 4.8.          Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.9.         Entire Agreement. The SPA, this Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter. In the event of a conflict between the terms of the SPA and the Confidentiality Agreement, the terms of the SPA shall prevail.

Section 4.10.       Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement refer to this Agreement as a whole. The word “or”, when used in this Agreement, means “and/or.” The word “Agreement” shall mean this Agreement as amended from time to time in accordance with its terms. References herein to Sections and Articles are to the provisions of this Agreement, unless otherwise specified. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The word “Dollar” and the symbol “$” mean United States Dollars. A reference to any legislation or to any provision of any legislation shall include any amendment to, any modification or re‑enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

Section 4.11.        Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by a Party, and any of the provisions of this Agreement may be amended at any time by the mutual written agreement of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 4.12.       Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile or .pdf signatures shall be deemed originals.

Section 4.13.        No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their successors and permitted assigns, any right or remedies under or by reason of this Agreement.

Section 4.14.        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.15.      Survival of Representations and Warranties. The Seller’s representations and warranties set forth in Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.1(e) will survive the Second Closing. Subject to the preceding sentence, none of the Parties’ representations or warranties in this Agreement will survive the Second Closing.

Section 4.16.         Enforcement.

(a)          In the event of any breach or threatened breach by a Party of any covenant or obligation of such Party contained in this Agreement, the other Party will be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b)         Each Party waives any objections to the grant of equitable relief described in the preceding paragraph on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. If a Party seeks any such equitable relief, that Party shall not be required to provide any bond or other security in connection with the granting of such relief.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Peter R. Huntsman
Name: Peter R. Huntsman
Title: Chairman, President and CEO

Signature Page to Option Agreement

PURCHASER:

SK PRAETORIAN HOLDINGS, LP

By:	/s/ Jerry Truzzalino
Name: Jerry Truzzalino
Title: Authorized Signatory

Signature Page to Option Agreement

ANNEX A

FORM OF NOTICE OF EXERCISE

This notice of exercise is being delivered in connection with that certain Option Agreement, dated as of August 28, 2020, by and between Huntsman International LLC, a limited liability company organized under the laws of the State of Delaware, and SK Praetorian Holdings, LP, an exempted limited partnership organized under the laws of the Cayman Islands (the “Option Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Option Agreement.

The undersigned hereby irrevocably elects to exercise the Option pursuant to, and in accordance with the terms and conditions of, the Option Agreement.

SK PRAETORIAN HOLDINGS, LP

By:
Name:
Title:
Date:

INSTRUCTIONS FOR TRANSFER OF STOCK

Name:
(Please type or print in block letters.)
Address:

Name of Broker:

Account Number:

ANNEX B

FORM OF DEPOSITARY RECEIPT TRANSFER FORM

[Omitted].

ANNEX C

FORM OF INSTRUCTION LETTER

[Omitted].

ANNEX D

FORM OF EVIDENCE FOR SECTION 1.5(D)(I)

[Omitted].